Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Q4 NET SALES EXCEEDS OUTLOOK

PROVIDES 2023 OUTLOOK

ANNOUNCES 4% DIVIDEND INCREASE

2022 Fourth Quarter Results	2022 Full Year Results
• Net Sales growth +4.9%: Domestic +7.6%, Int’l -4.4%, SPD -1.3%	• Net Sales growth +3.6%; Organic Sales +1.4%¹
• Organic sales +0.4%: Domestic +0.4%, Int’l +1.3%, SPD -1.3%[1] • Reported operating income growth -212.5%, Adjusted operating income growth +23.9%¹ • Reported EPS -$0.67, Adjusted EPS $0.62, -3.1%¹	• Reported EPS $1.68, Adjusted EPS $2.97, -1.7%¹ • Cash from operations $885 million

EWING, NJ, February 3, 2023 – Church & Dwight Co., Inc. (NYSE: CHD) today announced full year net sales increased 3.6% to $5,375.6 million including a 1% drag from currency, exceeding the Company’s outlook of 3%. Organic sales increased 1.4% due to positive pricing of 6.5%, partially offset by a volume decline of 5.1%.1

Full year Reported EPS was $1.68, a decline of 49.4% compared to 2021 reported EPS, including a $411 million impairment charge of Flawless intangible assets as a major retailer discontinued select products. The decline in discretionary consumption and higher interest rates are also expected to impact the future cash flow generation for that business. The Company continues to believe in the long-term growth opportunities for the Flawless brand.

Full year 2022 Adjusted EPS was $2.97, a decline of 1.7% compared to 2021 adjusted EPS. 1 A higher tax rate reduced full year Adjusted EPS by $0.11 while currency was a $0.02 drag. Full year Adjusted EPS was at the high end of the Company’s outlook of $2.93-$2.97, driven by higher sales.

Q4 net sales were $1,436.0 million, a $67.3 million or 4.9% increase, including a 1% drag from currency. This exceeded the Company’s outlook of 2% growth. Organic sales increased 0.4%¹, exceeding the Company’s outlook of down 1%, driven by 4.2% positive price and product mix offset by 3.8% lower volume.

Our U.S. portfolio grew consumption in 13 of 17 categories in Q4. The trade down to value laundry detergent continued as ARM & HAMMER® liquid detergent achieved an all-time high market share again in Q4. ARM & HAMMER liquid detergent, ARM & HAMMER Unit Dose and ARM & HAMMER Scent Boosters all grew volume high single digits in the quarter. ARM & HAMMER clumping litter and BATISTE® dry shampoo achieved all-time market share highs. Our recent acquisitions, ZICAM®, THERABREATH® and HERO® all experienced double-digit consumption growth and market share gains in the quarter. In Q4, discretionary brands (WATERPIK® and FLAWLESS) and the vitamin business, which account for approximately 20% of sales, continued to experience lower consumption resulting in a 4% headwind to organic sales in the quarter. In second half 2023, we continue to expect a return to modest growth in the aggregate for these categories.

Reported EPS for Q4 was a loss of $0.67, which included the impact of the intangible asset impairment.¹ Adjusted EPS in Q4 was $0.62¹ per share compared to $0.64 EPS in Q4 2021. Adjusted EPS was at the high end of our $0.58 to $0.62 EPS outlook primarily as a result of higher-than-expected revenues from our consumer domestic business. Adjusted EPS of $0.62 includes a drag of $0.12 from a higher tax rate compared to Q4 2021.

Matthew Farrell, Chief Executive Officer, commented, “I would like to recognize all Church & Dwight employees around the world for their dedication to helping us navigate another challenging year. Our people have managed through a volatile environment and have made significant improvements in our supply chain resiliency.

“The Domestic business gained market share in 7 of our 14 power brands and expects to accelerate market share gains in 2023 as we materially increase our marketing spending as a percent of sales. Global online sales as a percentage of total sales expanded to 16% for the full year (15% in 2021).

“The International subsidiaries had a strong quarter offset by the Global Markets Group which had a challenging quarter due to supply constraints. In our Specialty Products business we experienced lower volumes in the animal and food production segment.

“Significant inflation of material, component and manufacturing costs impacted our gross margin resulting in contraction of 50 bps.

“With continued strong consumer demand for our products, we made significant capital investments in 2022 and will continue to expand capacity in our laundry and litter businesses in 2023 in order to support these fast-growing businesses.

Fourth Quarter Review

Consumer Domestic net sales were $1,120.8 million, a $79.1 million or 7.6% increase versus prior year driven by the HERO acquisition. The growth across many household and personal care brands offset headwinds from our discretionary businesses. Organic sales increased 0.4%¹ due to positive price and product mix (+4.1%), offset by lower volume (-3.7%) largely in our discretionary businesses. Growth was led by ARM & HAMMER liquid detergent, ARM & HAMMER clumping cat litter, ZICAM supplements, and BATISTE dry shampoo.

Consumer International net sales were $231.3 million, a $10.7 million or a 4.4% decrease, primarily driven by a negative drag from currency. Organic sales increased 1.3%¹ due to positive price and product mix (+5.1%), offset by volume (-3.8%).

Specialty Products net sales were $83.9 million, a $1.1 million or a 1.3% decrease. Organic sales decreased 1.3%¹ primarily due to lower volume (-5.4%) offset by higher price (+4.1%).

Gross margin decreased 50 basis points to 42.0% due to the impact of higher manufacturing costs, net of pricing and productivity.

Marketing expense was $189.7 million, down $11.4 million vs prior year. Marketing expense as a percentage of net sales decreased 150 basis points to 13.2%. Our higher fill rates enabled the Company to spend more in Q4 than any other quarter in 2022 and we expect to maintain strong marketing support in 2023.

Selling, general, and administrative expense (SG&A) was $611.2 million, including intangible asset impairment charges of $411 million related to the Flawless business. Adjusted SG&A was $194.21 million or 13.5% of net sales, a 140 basis points decrease, primarily due to lower incentive compensation.

Income from Operations was a loss of $198.4 million, including the Flawless impairment. Adjusted Income from Operations was $218.61 million or 15.3% of net sales.

Other Expense was $25.5 million, a $13.2 million increase due to higher interest expense resulting from debt issued for the Hero acquisition and higher interest rates on variable debt. Higher interest rates are expected to impact interest expense comparisons throughout 2023.

The effective tax rate increased to 26.4% compared to 3.7% in 2021. The 2021 Q4 tax rate was unusually low primarily due to a higher level of stock option exercises. The 2022 full year rate was 20.9% compared to the 2021 full year rate of 19.8%.

Operating Cash Flow

For the full year 2022, cash from operating activities was $885.2 million, a decrease of $108.6 million due to lower cash earnings and higher working capital. Capital expenditures for the full year were $178.8 million, a $60.0 million increase from the prior year due to manufacturing capacity investments. The $885.2 million exceeded our outlook of $800.0 million primarily due to higher cash earnings and lower than expected inventory levels.

At December 31, 2022, cash on hand was $270.3 million, while total debt was $2.7 billion.

4% Dividend Increase

The Company’s Board of Directors declared a 4% increase in the quarterly dividend from $0.2625 to $0.2725 per share, equivalent to an annual dividend of $1.09 per share. This raises the annual dividend payout from $255 million to approximately $265 million. The quarterly dividend will be payable March 1st, 2023, to stockholders of record at the close of business on February 15th, 2023. This is the 27th consecutive year in which the Company has increased the dividend. The Company has paid a consecutive quarterly dividend for 122 years.

Mr. Farrell commented, “Our dividend increase, and dividend history reflect the Company’s desire for stockholders to benefit from our strong cash generation and reflects our confidence in continuing our strong performance. 2023 should be another year of strong cash flow. Our robust cash flow enables us to return cash to our stockholders while maintaining significant financial flexibility to invest in our business to drive organic growth and aggressively pursue acquisitions.”

2023 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success and we are equally excited about our new product launches in 2023.

ARM & HAMMER Litter achieved record share in 2022. To maintain the momentum, we are launching ARM & HAMMER Hardball™, a transformational plant-based substrate that is lightweight and creates virtually indestructible clumps for no-mess scooping. Over time we expect this new litter will enable the Company to capture a greater share of the lightweight litter category.

TROJAN® is building on the success of the Raw™ franchise by offering the new TROJAN Raw Non-Latex condom which will be America’s Thinnest Condom. This innovation platform has been a driving force to improving TROJAN share.

The THERABREATH brand, the fastest-growing brand in the mouthwash category, is expanding into the kids segment with the launch of 3 new fluoride mouthwashes. These products are dentist-formulated, free of dyes, and have certified organic flavor.

NAIR® is launching Prep & Smooth a one-step solution that preps the face for makeup application in a No-Touch, No-Mess format.

HERO continues to innovate in the acne treatment category. Building on the success of its MIGHTY PATCH® products, HERO is launching MICROPOINT FOR BLEMISHES® XL patches. The HERO Rescue line will also be expanding with the launch of Rescue Retinol Nighttime Renewing Cream. These new products help to provide gentle and effective solutions for issue-prone skin.

BATISTE, a leader driving growth in the dry shampoo category, is launching Overnight and Texturizing dry shampoos. Both products are designed to tap into new usage occasions.

Outlook for 2023

Mr. Farrell stated, “We exited 2022 with consumption growth across many of our categories. Although uncertainty remains regarding inflation, commodities, interest rates, currency movements, China, and consumer confidence, we are cautiously optimistic about 2023 and remain focused on offering high quality products to consumers at the right value.

“Over the long term, we remain committed to delivering on our Evergreen model which is 3% organic net sales growth, gross margin expansion and 8% EPS growth. In 2023, we expect full year reported sales growth to be approximately 5-7% with organic sales growth of approximately 2-4%.¹ Pricing will drive the organic sales increase with volumes relatively stable. We expect 1st half volumes to be lower year-over-year due to continued softness in our discretionary categories, with a return to volume growth in the 2nd half.”

Mr. Farrell continued, “Our Adjusted EPS expectation for 2023 is 0-4% growth. We intend to sustain the current momentum in consumption by increasing marketing as a percentage of net sales to approximately 10.5% (10% in 2022), or a $30 million higher investment. In addition, the company’s incentive compensation plan is expected to return to normal levels in 2023, adding another $30 million of expense. These important investments in our brands and people represent a 6% drag vs 2022 Adjusted EPS. Our tax rate, which is expected to increase to approximately 23% (210 basis point increase), and higher interest expense (excluding debt related to Hero) creates another 2% drag to Adjusted EPS. This outlook reflects strong operating fundamentals including organic growth, gross margin expansion, marketing investments, and operating income growth.

“We expect full year reported gross margin to expand approximately 100 to 120 basis points versus 2022, as we expect pricing and productivity to more than offset inflation. Gross margin is expected to benefit from pricing, pack size changes, laundry concentration and the full year impact of the higher margin HERO business. This outlook includes incremental inflation headwinds of $125 million due to higher commodity and materials costs. However, we are seeing signs of inflation moderating in 2023. Supply chain fill levels continue to show improvement and we expect a return to pre-pandemic levels in the second half of 2023 as incremental capacity comes online.

“Operating profit is expected to increase 4% to 8% reflecting the strength of the business. We expect 2023 adjusted operating profit margin to be relatively flat compared to 2022 adjusted operating margin, which reflects the increased investment in marketing as well as significantly higher SG&A due to normalized incentive compensation and investments in our international infrastructure.¹

“Other expense for 2023 is expected to be approximately $110 million reflecting a significant increase in interest expense due to higher rates on floating rate debt as well as debt related to the recent acquisition of HERO.

“Cash flow from operations is expected to be approximately $925 million, an increase of 4.5% compared to 2022. We expect 2023 capital expenditures of approximately $250 million as we continue to make capacity investments and expect to return to historical levels (2% of sales) by 2025. We expect to pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (ZICAM, THERABREATH, and HERO).

“For Q1, we expect reported sales growth of approximately 4%, organic sales growth of approximately 1%¹, gross margin expansion and higher marketing and SG&A spending. As a result, we expect Adjusted EPS of $0.752 per share, a 10% decrease from last year’s adjusted Q1 EPS, which reflected a strong 2022 prior to the downturn in the economy. ¹ We expect Q1 revenue and profits to continue to be negatively impacted by softness in discretionary brands and the timing of equity grants.

¹ See non-GAAP reporting reconciliations included at the end of this release.

2 The Q1 and full year 2023 adjusted EPS will exclude the impact of charges related to restricted stock that was issued for the Hero acquisition, which will be treated as compensation expense. This charge is expected to negatively impact 2023 reported EPS by $0.03 in Q1 2023 and $0.12 for the full year of 2023.

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss fourth quarter and year end 2022 results on February 3, 2023, at 1:00 p.m. (ET). The presentation will broadcast online at investor.churchdwight.com/investors/news-events. Click on Church & Dwight Co., Inc. Analyst Day 2023 to register for the webcast.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO® . These fourteen key brands represent approximately 85% of the Company’s products sales. For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed,

phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2022 our continued progress earned public recognition, including the Newsweek Magazine’s Americas Most Responsible Companies list, the EPA’s Green Power Partnership-Top 100 list, the 2022/2023 Forbes Magazine: Americas Best Midsize Employer Award and the FTSE4Good Index Series, amongst others.

For more information, see the Church & Dwight 2021 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices or other inflationary pressures; delays and increased costs in manufacturing or distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of supply chain disruptions; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; increased or changing regulation regarding the Company’s products in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2022	2021	2022	2021
Net Sales	$1,436.0	$1,368.7	$5,375.6	$5,190.1
Cost of sales	833.5	787.5	3,125.6	2,926.6
Gross Profit	602.5	581.2	2,250.0	2,263.5
Marketing expenses	189.7	201.1	535.2	577.7
Selling, general and administrative expenses	611.2	203.7	1,117.0	606.7
Income from Operations	(198.4)	176.4	597.8	1,079.1
Equity in earnings of affiliates	2.3	2.0	12.3	9.4
Other income (expense), net	(27.8)	(14.3)	(86.8)	(56.8)
Income before Income Taxes	(223.9)	164.1	523.3	1,031.7
Income taxes	(59.2)	6.0	109.4	204.2
Net Income	$(164.7)	$158.1	$413.9	$827.5
Net Income per share - Basic	$(0.68)	$0.65	$1.70	$3.38
Net Income per share - Diluted	$(0.67)	$0.64	$1.68	$3.32
Dividends per share	$0.26	$0.25	$1.05	$1.01
Weighted average shares outstanding - Basic	243.6	244.1	242.9	244.9
Weighted average shares outstanding - Diluted	246.1	248.7	246.3	249.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2022	Dec. 31, 2021
Assets
Current Assets
Cash and Cash Equivalents	$270.3	$240.6
Accounts Receivable	422.0	405.5
Inventories	646.6	535.4
Other Current Assets	57.0	51.9
Total Current Assets	1,395.9	1,233.4
Property, Plant and Equipment (Net)	761.1	652.7
Equity Investment in Affiliates	12.7	9.1
Trade Names and Other Intangibles	3,431.6	3,494.3
Goodwill	2,426.8	2,274.5
Other Long-Term Assets	317.5	332.5
Total Assets	$8,345.6	$7,996.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$74.0	$252.8
Current portion of Long-Term debt	-	699.4
Other Current Liabilities	1,109.8	1,123.0
Total Current Liabilities	1,183.8	2,075.2
Long-Term Debt	2,599.5	1,610.7
Other Long-Term Liabilities	1,072.4	1,077.4
Stockholders’ Equity	3,489.9	3,233.2
Total Liabilities and Stockholders’ Equity	$8,345.6	$7,996.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2022	2021

Net Income	$413.9	$827.5

Depreciation and amortization	219.0	219.1
Change in fair value of business acquisition liabilities	-	(98.0)
Deferred income taxes	(117.7)	20.3
Flawless impairment	411.0	-
Non-cash compensation	32.3	23.7
Other	(4.4)	18.5
Subtotal	954.1	1,011.1

Changes in assets and liabilities:
Accounts receivable	(5.3)	2.4
Inventories	(92.8)	(29.1)
Other current assets	2.5	(6.1)
Accounts payable and accrued expenses	39.9	47.5
Income taxes payable	14.4	(16.0)
Other	(27.6)	(16.0)
Net cash from operating activities	885.2	993.8

Capital expenditures	(178.8)	(118.8)
Acquisition	(546.8)	(556.0)
Other	(3.0)	(7.2)
Net cash (used in) investing activities	(728.6)	(682.0)

Net change in long-term debt	298.8	499.2
Net change in short-term debt	(178.9)	(98.5)
Payment of cash dividends	(255.0)	(247.5)
Proceeds from stock option exercises	26.2	98.7
Purchase of treasury stock	-	(500.0)
Payment of business acquisition liabilities	-	-
Deferred financing and other	(12.0)	(4.0)
Net cash (used in) financing activities	(120.9)	(252.1)

F/X impact on cash	(6.0)	(2.2)

Net change in cash and cash equivalents	$29.7	$57.5

2022 and 2021 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2022	12/31/2021	Change
Household Products	$586.4	$549.3	6.8%
Personal Care Products	534.4	492.4	8.5%
Consumer Domestic	$1,120.8	$1,041.7	7.6%
Consumer International	231.3	242.0	-4.4%
Total Consumer Net Sales	$1,352.1	$1,283.7	5.3%
Specialty Products Division	83.9	85.0	-1.3%
Total Net Sales	$1,436.0	$1,368.7	4.9%

	Twelve Months Ended		Percent
	12/31/2022	12/31/2021	Change
Household Products	$2,272.0	$2,103.0	8.0%
Personal Care Products	1,859.0	1,838.9	1.1%
Consumer Domestic	$4,131.0	$3,941.9	4.8%
Consumer International	896.1	912.2	-1.8%
Total Consumer Net Sales	$5,027.1	$4,854.1	3.6%
Specialty Products Division	348.5	336.0	3.7%
Total Net Sales	$5,375.6	$5,190.1	3.6%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2022

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.9%	5.3%	7.6%	-4.4%	-1.3%
Less:
Acquisitions	5.7%	6.1%	7.2%	1.3%	0.0%
Add:
FX / Other	1.2%	1.3%	0.0%	7.0%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	0.4%	0.5%	0.4%	1.3%	-1.3%

	Twelve Months Ended 12/31/2022

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.6%	3.6%	4.8%	-1.8%	3.7%
Less:
Acquisitions	3.2%	3.3%	3.9%	0.9%	0.0%
Add:
FX / Other	1.0%	1.0%	0.0%	5.5%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	1.4%	1.3%	0.9%	2.8%	3.7%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2022		For the quarter ended December 31, 2021		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$611.2	42.6%	$203.7	14.9%	2770	bps
Flawless Impairment	$(411.0)	-28.6%			-2860	bps
Hero Restricted Stock	$(6.0)	-0.5%			-50	bps
SG&A - Adjusted (non-GAAP)	$194.2	13.5%	$203.7	14.9%	-140	bps

	For the quarter ended December 31, 2022		For the quarter ended December 31, 2021		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$(198.4)	-13.8%	$176.4	12.9%	-212.5%
Flawless Impairment	$411.0	28.6%
Hero Restricted Stock	$6.0	0.5%
Income From Operations - Adjusted (non-GAAP)	$218.6	15.3%	$176.4	12.9%	23.9%

	For the quarter ended December 31, 2022		For the quarter ended December 31, 2021		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$(0.67)		$0.64		-204.7%
Flawless Impairment	$1.26
Hero Restricted Stock	$0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.62		$0.64		-3.1%

	For the year ended December 31, 2022		For the year ended December 31, 2021		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$1.68		$3.32		-49.4%
Flawless Impairment	$1.26
Hero Restricted Stock	$0.03
Flawless Earn-out Adjustment			$(0.30)
Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.97		$3.02		-1.7%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2023	December 31, 2023
Reported Sales Growth	4.0%	6.0%
Less: Acquisition	-3.5%	-3.0%
Add: FX / Other	0.5%	0.0%

Organic Sales Growth	1.0%	3.0%